EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year Ended 2021 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 22, 2022: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2021. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Highlights for Fiscal Year 2021:
•Portfolio Activity:
◦Property Acquisitions: Acquired 27 new farms, consisting of 11,463 total acres in seven different states, and 45,000 acre-feet (equal to approximately 14.7 billion gallons) of banked water for approximately $294.5 million. On a weighted-average basis, these acquisitions will yield an initial, minimum net capitalization rate of 5.2%. However, all of the leases on these farms contain certain provisions (e.g., annual rent escalations, CPI adjustments, or participation rents) that are expected to drive cash rents higher in future years.
◦Leasing Activity—Lease Renewals: Executed 17 new lease agreements on certain of our farms in four different states (CA, CO, FL, and MI) that are expected to result in an aggregate increase in annual net operating income of approximately $369,000, or 5.9%, over that of the prior leases.
◦Lease Revenue—Participation Rents: Recorded approximately $5.2 million of revenue from participation rents, compared to approximately $2.4 million in the prior year.
•Debt Activity:
◦New Long-term Borrowings: Secured new long-term borrowings from seven different lenders resulting in total proceeds of approximately $67.8 million. On a weighted-average basis, these loans will bear interest at an expected effective interest rate of 3.05% and are fixed for the next 9.4 years.
◦Issuance of Series D Term Preferred Stock and Redemption of Series A Term Preferred Stock: Completed a public offering of 2,415,000 shares of 5.00% Series D Cumulative Term Preferred Stock (the “Series D Term Preferred Stock”) for total net proceeds of approximately $58.3 million. Approximately $28.8 million of these proceeds were used to redeem all of our then-outstanding shares of 6.375% Series A Cumulative Term Preferred Stock (the “Series A Term Preferred Stock”).
◦Interest Patronage: Recorded approximately $2.2 million of interest patronage, or refunded interest, related to our 2020 borrowings from various Farm Credit associations (collectively, “Farm Credit”). In addition, during the three months ended September 30, 2020, we recorded approximately $306,000 of 2020 interest patronage, as certain Farm Credit associations prepaid a portion of the 2020 interest patronage (which related to interest accrued during 2020 but is typically received in 2021). In total, we recorded approximately $2.5 million of 2020 interest patronage related to loans from Farm Credit, which resulted in a 28.7% reduction (approximately 135 basis points) to the stated interest rate on such borrowings.
•Equity Activity:
◦Series C Preferred Stock: Sold 2,407,027 shares of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) for net proceeds of approximately $54.8 million.

◦OP Units: Issued 204,778 common units of limited partnership interest in our operating partnership (“OP Units”) in connection with an acquisition during the year, constituting a total fair value of approximately $4.0 million.
◦Common Stock—ATM Program: Amended our “at-the-market” program (the “ATM Program”) to allow us to sell up to $160.0 million of additional shares of our common stock (expanding the aggregate offering price to up to $260.0 million) and sold 7,990,994 shares of our common stock for net proceeds of approximately $171.7 million under the ATM Program.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock (including OP Units held by non-controlling OP Unitholders) by a total of 0.67% and paid monthly cash distributions totaling $0.54075 per share of common stock during the year ended December 31, 2021.
Fourth Quarter 2021 Results:
Net income for the quarter was approximately $2.0 million, compared to approximately $1.5 million in the prior quarter. Net loss to common stockholders during the quarter was approximately $1.4 million, or $0.04 per share, compared to approximately $1.6 million, or $0.05 per share, in the prior quarter.
AFFO was approximately $6.7 million for the current quarter, an increase of approximately $1.5 million, or 28.4%, over the prior quarter, while AFFO per common share increased to approximately $0.20 for the current quarter, compared to $0.17 for the prior quarter. Common stock dividends declared were approximately $0.136 per share for the fourth quarter, compared to approximately $0.135 per share for the third quarter. The increase in AFFO was primarily driven by higher lease revenues recorded during the current quarter, partially offset by an increase in certain related-party fees. AFFO per common share for the current quarter was further impacted by an increase in the amount of shares of common stock outstanding as a result of additional shares issued under our ATM Program during the quarter.
Total cash lease revenues increased by approximately $2.8 million, or 14.5%, primarily driven by participation rents recorded during the current quarter of approximately $3.4 million, versus approximately $1.8 million in the prior quarter. Fixed base cash rent increased quarter-over-quarter by approximately $1.2 million, or 6.9%, primarily due to additional rental receipts from recent acquisitions. Aggregate related-party fees increased by approximately $935,000 from the prior quarter, primarily driven by a higher incentive fee earned by our investment adviser during the current quarter due to our pre-incentive fee FFO surpassing the required hurdle rate by a higher margin than in the prior quarter. Excluding related-party fees, our recurring core operating expenses decreased by approximately $255,000 from the prior quarter, primarily due to lower property operating expenses. The decrease in property operating expenses was primarily driven by a decrease in water costs incurred on one property in Colorado, partially offset by additional costs incurred in connection with protecting water rights on certain farms in California. Additionally, interest expense and dividends declared on our Series C Preferred Stock increased due to additional borrowings secured and stock issuances, respectively, during and since the prior quarter.
Cash flows from operations for the current quarter increased by approximately $8.6 million over the prior quarter, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases. Our estimated NAV per share increased by $0.51 from the prior quarter to $14.31 at December 31, 2021, primarily driven by common equity issuances at net offering prices above our estimated NAV per common share at September 30, 2021.
Fiscal Year 2021 Results:
Net income for the year was approximately $3.5 million, compared to approximately $5.0 million in the prior year. Net loss to common stockholders during the year was approximately $8.7 million, or $0.29 per share, compared to approximately $4.4 million, or $0.20 per share, in the prior year.
AFFO was approximately $20.4 million for the current year, an increase of approximately $6.1 million, or 42.2%, over the prior year, while AFFO per common share was approximately $0.67 for the current year, compared to approximately $0.64 in the prior year. During 2020, we received a non-recurring early lease termination fee of approximately $3.0 million, which resulted in a net increase to 2020 AFFO of approximately $0.10 per share.

Common stock dividends declared were approximately $0.541 per share for 2021, compared to approximately $0.537 per share for 2020.
The increase in AFFO was primarily driven by higher lease revenues earned on recent acquisitions, partially offset by increases in interest expense (due to additional borrowings), related-party fees (higher base management fee due to additional assets acquired and higher incentive fee due to our pre-incentive fee FFO surpassing the required hurdle rate by a larger margin than in the prior year), and preferred dividends (due to additional share issuances). On a same-property basis, excluding lease termination income, lease revenues increased by approximately $2.3 million, or 4.6%, over last year due to additional income earned from recent acquisitions and an increase in participation rents. Revenue from participation rents was approximately $5.2 million in 2021, compared to approximately $2.4 million in the prior year. The year-over-year increase was primarily due to several additional farms becoming active during 2021. Excluding related-party fees, recurring core operating expenses increased by approximately $652,000. This increase was primarily due to additional water costs incurred on certain properties and an increase in property tax expense due to certain recent acquisitions and changes in certain lease structures. During 2021, we incurred approximately $572,000 of additional water costs related to a property in Colorado, which we do not expect to continue into 2022. Additionally, we recorded approximately $282,000 of costs related to protecting our water rights on certain farms in California. We currently anticipate these costs continuing at similar levels for the next few years. Cash flows from operations increased by approximately $7.4 million, or 29.5%, over the prior year, primarily due to additional rental payments received related to new acquisitions.
Subsequent to December 31, 2021:
•Portfolio Activity—Lease Renewals: Executed five new lease agreements on certain of our farms in three different states (CO, MI, and NE) that are expected to result in an aggregate decrease in annual net operating income of approximately $659,000 from that of the prior leases. The majority of this decrease is due to one lease renewal in which we agreed to pay a fixed amount to cover the majority of the farm's operating expenses in exchange for adding a significant participation rent component to the lease, the result of which will not be known until later in 2022. Excluding this lease renewal, the other lease renewals executed subsequent to December 31, 2021, are expected to result in an aggregate decrease in annual net operating income of approximately $25,000, or 2.8%, from that of the prior leases.
•Debt Activity:
◦New Long-term Borrowings: Secured new long-term borrowings from two different lenders resulting in total proceeds of approximately $3.4 million. On a weighted-average basis, these loans will bear interest at an expected effective interest rate of 3.35% and are fixed for the next 9.4 years.
◦MetLife Facility: Increased the size of our credit facility with Metropolitan Life Insurance Company
(“MetLife”) through the addition of a new $100.0 million long-term note payable.
•Equity Activity—Series C Preferred Stock: Sold 663,508 shares of our Series C Preferred Stock for net proceeds of approximately $15.1 million.
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0453 per share of common stock (including OP Units held by non-controlling OP Unitholders) for each of January, February, and March 2022.  This marks our 25th distribution increase over the past 28 quarters, during which time we have increased the distribution run rate by 51.0%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “We ended the year on a high note with another active quarter of acquisitions and a strong turnout from our participation rents. We acquired $294 million of additional farms during 2021, the third straight year in which we've had over $250 million in acquisitions. And we recorded $5.2 million in participation rents during the year, which was more than twice the amount we recorded in each of the prior two years. This increase was largely due to the participation rent component on certain farms we purchased in the past few years becoming active for the first time in 2021 and was particularly aided by strong yields and pricing from our pistachio crop. We have a few more farms with participation rents scheduled to come online in 2022, but it's too early for us to know what the results will be at this time. Despite record-breaking storms that came toward the end of 2021, California remains under drought conditions. However, all of our farms continue to have sufficient water. We are working hard to replenish our backlog of potential farm acquisitions, and we are looking forward to another successful year in 2022.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2021	9/30/2021	($ / #)	(%)
Operating Data:
Total operating revenues	$22,800	$19,591	$3,209	16.4%
Total operating expenses	(13,005)	(11,207)	(1,798)	16.0%
Other expenses, net	(7,807)	(6,881)	(926)	13.5%
Net income	$1,988	$1,503	$485	32.3%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock(1)	(3,422)	(3,134)	(288)	9.2%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(1,434)	(1,631)	197	(12.1)%
Plus: Real estate and intangible depreciation and amortization	7,903	6,944	959	13.8%
Plus: Losses on dispositions of real estate assets, net	695	1	694	69,400.0%
Adjustments for unconsolidated entities(2)	10	9	1	11.1%
FFO available to common stockholders and non-controlling OP Unitholders	7,174	5,323	1,851	34.8%
Plus: Acquisition- and disposition-related expenses	171	44	127	288.6%
Plus: Other nonrecurring receipts, net(3)	(68)	—	(68)	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	7,277	5,367	1,910	35.6%
Net adjustment for normalized cash rents(4)	(884)	(481)	(403)	83.8%
Plus: Amortization of debt issuance costs	266	264	2	0.8%
Plus: Other non-cash charges, net(5)	82	101	(19)	(18.8)%
AFFO available to common stockholders and non-controlling OP Unitholders	$6,741	$5,251	$1,490	28.4%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	33,744,962	31,362,423	2,382,539	7.6%
Weighted-average common non-controlling OP Units outstanding	204,778	204,778	—	—%
Weighted-average total common shares outstanding	33,949,740	31,567,201	2,382,539	7.5%

Diluted net loss per weighted-average total common share	$(0.042)	$(0.052)	$0.009	(18.2)%
Diluted FFO per weighted-average total common share	$0.211	$0.169	$0.042	25.3%
Diluted CFFO per weighted-average total common share	$0.214	$0.170	$0.044	26.1%
Diluted AFFO per weighted-average total common share	$0.199	$0.166	$0.033	19.4%
Cash distributions declared per total common share	$0.136	$0.135	$0.001	0.2%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,321,311	$1,178,621	$142,690	12.1%
Total assets	$1,351,550	$1,261,836	$89,714	7.1%
Total indebtedness(7)	$732,048	$709,932	$22,116	3.1%
Total equity	$589,066	$525,447	$63,619	12.1%
Total common shares outstanding (fully diluted)	34,414,791	32,248,767	2,166,024	6.7%

Other Data:
Cash flows from operations	$12,021	$3,391	$8,630	254.5%
Farms owned	164	158	6	3.8%
Acres owned	112,542	106,798	5,744	5.4%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,463,651	$1,314,670	$148,981	11.3%
NAV per common share	$14.31	$13.80	$0.51	3.7%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists of insurance recoveries related to damage caused to certain buildings by natural disasters on certain of our properties.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed, which were noncash charges, (ii) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), and (iii) our remaining pro-rata share of income (loss) recorded from investments in unconsolidated entities during the period.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	12/31/2021	12/31/2020	($ / #)	(%)
Operating Data:
Total operating revenues	$75,318	$57,031	$18,287	32.1%
Total operating expenses	(43,614)	(29,380)	(14,234)	48.4%
Other expenses, net	(28,190)	(22,696)	(5,494)	24.2%
Net income	$3,514	$4,955	$(1,441)	(29.1)%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock(1)	(12,258)	(9,322)	(2,936)	31.5%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(8,744)	(4,367)	(4,377)	100.2%
Plus: Real estate and intangible depreciation and amortization	27,183	16,655	10,528	63.2%
Plus: Losses on dispositions of real estate assets, net	2,537	2,180	357	16.4%
Adjustments for unconsolidated entities(2)	36	18	18	100.0%
FFO available to common stockholders and non-controlling OP Unitholders	21,012	14,486	6,526	45.1%
Plus: Acquisition- and disposition-related expenses	355	210	145	69.0%
(Less) plus: Other nonrecurring (receipts) charges, net(3)	(12)	159	(171)	(107.5)%
CFFO available to common stockholders and non-controlling OP Unitholders	21,355	14,855	6,500	43.8%
Net adjustment for normalized cash rents(4)	(2,371)	(1,305)	(1,066)	81.7%
Plus: Amortization of debt issuance costs	1,172	756	416	55.0%
Plus: Other non-cash charges, net(5)	246	40	206	515.0%
AFFO available to common stockholders and non-controlling OP Unitholders	$20,402	$14,346	$6,056	42.2%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	30,357,268	22,258,121	8,099,147	36.4%
Weighted-average common non-controlling OP Units outstanding	166,067	131,745	34,322	26.1%
Weighted-average total common shares outstanding	30,523,335	22,389,866	8,133,469	36.3%

Diluted net loss per weighted-average total common share	$(0.286)	$(0.195)	$(0.091)	46.9%
Diluted FFO per weighted-average total common share	$0.688	$0.647	$0.041	6.4%
Diluted CFFO per weighted-average total common share	$0.700	$0.663	$0.037	5.5%
Diluted AFFO per weighted-average total common share	$0.668	$0.641	$0.027	4.3%
Cash distributions declared per total common share	$0.541	$0.537	$0.004	0.7%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,321,311	$1,048,654	$272,657	26.0%
Total assets	$1,351,550	$1,067,289	$284,261	26.6%
Total indebtedness(7)	$732,048	$656,440	$75,608	11.5%
Total equity	$589,066	$383,790	$205,276	53.5%
Total common shares outstanding (fully diluted)	34,414,791	26,219,019	8,195,772	31.3%

Other Data:
Cash flows from operations	$32,377	$25,002	$7,375	29.5%
Farms owned	164	137	27	19.7%
Acres owned	112,542	101,079	11,463	11.3%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,463,651	$1,162,524	$301,127	25.9%
NAV per common share	$14.31	$12.23	$2.08	17.0%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series B and Series C Preferred Stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.

(3)Consists primarily of (i) net property and casualty recoveries recorded (net of the cost of related repairs expensed) as a result of the damage caused to certain improvements by natural disasters on certain of our farms, (ii) one-time listing fees related to our Series D Term Preferred Stock, (iii) the write-off of certain unallocated costs related to a prior universal registration statement and, in 2020 only, costs expensed during the year related to an aborted offering, and (iv) certain one-time costs related to the early redemption of our Series A Term Preferred Stock.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the pro-rata write-off of offering costs related to shares of the Series B and Series C Preferred Stock that were redeemed, which were noncash charges, (ii) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), and (iii) our remaining pro-rata share of income (loss) recorded from investments in unconsolidated entities during the period.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.
(8)Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 23, 2022, at 8:30 a.m. (EST) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through March 2, 2022.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13725346.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company’s website.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 164 farms, comprised of over 113,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of approximately $1.5 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 108 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 25 times over the prior 28 quarters, and the current per-share distribution on its common stock is $0.0453 per month, or $0.5436 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$589,066
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,321,311)
Plus: estimated fair value of real estate holdings(2)	1,463,651
Net fair value adjustment for real estate holdings		142,340
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	731,948
Less: fair value of aggregate long-term indebtedness(3)(4)	(725,678)
Net fair value adjustment for long-term indebtedness		6,270
Estimated NAV		737,676
Less: aggregate fair value of Series B Preferred Stock and Series C Preferred Stock(5)		(245,169)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$492,507
Total common shares and non-controlling OP Units outstanding(6)		34,414,791
Estimated NAV per common share and non-controlling OP Unit		$14.31
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of December 31, 2021.
(5)The Series B Preferred Stock was valued based on its closing stock price as of December 31, 2021, while the Series C Preferred Stock was valued at its liquidation value.
(6)Includes 34,210,013 shares of common stock and 204,778 OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 22, 2022, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893